Exhibit 99.1

urban-gro, Inc. Reports Record Fourth Quarter and

Full-Year 2020 Financial Results

●	Reported record revenues in 2020 of $25.8 million, a 7% increase over 2019.
●	Reported record revenues in Q4 2020 of $9.2 million, a 30% increase over prior year.
●	Ended fiscal year 2020 with a backlog of over $14 million in signed contracts.
●	Achieved positive Adjusted EBITDA for the second quarter in a row.
●	Signed 77 new engineering and design project contracts in 2020, including six new projects in Europe, and the Company’s first horticulture commissioning project.
●	Company to host conference call and audio webcast today, Wednesday, March 31st at 8:30 AM ET

Lafayette, CO (March 31, 2021) – urban-gro, Inc. (NASDAQ: UGRO) (“urban-gro” or the “Company”), a leading global horticulture company that engineers and designs commercial Controlled Environment Agriculture (“CEA”) facilities and integrates complex environmental equipment systems, today reported its financial results for its fourth quarter and full fiscal year ended December 31.

Bradley Nattrass, Chairman and CEO of urban-gro stated, “While experiencing project-related challenges in the first half of the year due to the pandemic, 2020 ultimately turned out to be the Company’s best year since inception. Revenues increased substantially, from $8.2 million in the negatively affected first half of the year, to $17.6 million in the second half. I am extremely pleased with the progress we have made on our strategic goals across multiple fronts, and with the strong momentum and our recent $62.1 million equity raise and up-listing to Nasdaq, we are now funding our growth plans. We look forward to serving our clients and expanding our reach globally to meet the growing demand of our rapidly evolving industry. While 2020 stands out as a solid representation of our execution and strengthened financial profile, we are well positioned to achieve even more in 2021.”

Fourth Quarter 2020 Highlights vs. Prior Year Period:

●	Net revenue increased 30% to a record $9.2 million compared to $7.1 million.
●	Adjusted EBITDA was $0.2 million, compared to an Adjusted EBITDA loss of $1.2 million, an improvement of $1.4 million.
●	Net loss was $1.1 million, or a loss of $0.24 per share, which compares favorably to a net loss of $2.6 million, or a loss of $0.57 per share.

Fiscal Year 2020 Highlights vs. Prior Year:

●	Net revenue increased 7% to a record $25.8 million compared to $24.2 million.
●	Adjusted EBITDA was a loss of $0.7 million, versus a loss of $3.3 million, an improvement of $2.6 million, and finished fiscal year 2020 with two consecutive positive Adjusted EBITDA quarters.
●	Net loss was $5.1 million, or a loss of $1.06 per share, compared to a net loss of $8.4 million, or a loss of $1.90 per share. This improvement in Adjusted EBITDA and net loss was primarily driven by a reduction in operating expenses on a year over year basis. The Company was laser focused on attaining our goal of being operationally cash flow positive by the end of the year.
●	Despite a record revenue year, overall gross margin decreased to 22%, from 27%, primarily due to a proportional increase in revenue from lower margin cultivation equipment sales.
●	Reported a backlog of over $14 million at December 31, 2020.

Recent Events, and Cash Position

●	On February 17, 2021, the Company consummated an underwritten public offering of 6,210,000 shares of common stock, including the full exercise by the underwriters of their option to purchase an additional 810,000 shares of common stock to cover over-allotments. The shares were sold at a public offering price of $10.00 per share, generating gross proceeds of $62.1 million, before deducting the underwriting discounts and other offering expenses. Net proceeds, net of all costs, were used to repay debt, increase cash holdings, and for general working capital purposes to position the company for future growth.

Cash at December 31, 2020 was $0.2 million, and cash at March 30, 2021 was $50 million.

Business Updates

In 2020, the Company soft-launched its gro-care® managed services offering to the North American market. gro-care® prevents downtime while driving business continuity for our client’s cultivation facilities once operational. Providing clients with a variety of important services, this platform leverages urban-gro’s commissioning engineers, personnel, and acquired expertise through a monthly subscription offered at a fraction of the cost of in-house staffing these specific technical skill sets. For more information about gro-care®, please visit urban-gro.com/gro-care/.

Despite the COVID-19 pandemic, urban-gro was able to successfully execute on its expansion strategy into Europe, signing six design contracts in 2020. Based on its market study in 2020, the Company plans to leverage global partnerships along with its existing U.S.-based engineering and design expertise and overhead for expansion in both the cannabis and food-focused sustainable integrated CEA markets across Europe and North America. In addition, the Company is working with a key manufacturing partner to develop and secure all certifications for a purpose-built mechanical system designed to address the market gap for use in indoor CEA facilities within Europe.

Conference Call Details

urban-gro will host a conference call and live audio webcast to discuss the operational and financial results today, March 31, 2021 at 8:30 a.m. ET. Interested participants and investors may access the conference call by dialing (877) 524-8416 (domestic) or (412) 902-1028 (international). The live webcast will be accessible on the Events page of the Investors section of the urban-gro website, urban-gro.com and will be archived for 90 days following the event.

Use of Non-GAAP Financial Information

We define Adjusted EBITDA as net income (loss) attributable to urban-gro, Inc., determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses including, but not limited to, interest expense, depreciation of tangible assets, amortization of intangible assets, impairment of investments, and stock-based compensation that we do not believe reflect our core operating performance. We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure and it is not a substitute for net income (loss), income (loss) from operations, cash flows from operating activities or any other measure prescribed by GAAP.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. We believe that Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance.

There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business.

	Three Months Ended December 30,		Years Ended December 30,
	2020	2019	2020	2019
Net Loss	$(1,113,813)	$(2,631,169)	$(5,073,695)	$(8,350,573)
Interest expense	439,967	329,380	1,497,469	704,230
Interest expense – amortization of
convertible debentures	–	537,287	–	1,333,520
G&A – amortization of convertible debentures	–	264,744	–	432,578
Write down of investment	–	–	310,000	505,766
Stock-based compensation	411,595	224,070	1,803,403	1,830,426
Contingent consideration – purchase price	–	–	155,000	–
Depreciation and amortization	76,690	70,641	258,440	266,476
Unrealized exchange loss	397,292	–	397,292	–
Adjusted EBITDA	$211,731	$(1,205,047)	$(652,091)	$(3,277,577)

urban-gro, Inc.

US$ Consolidated Income Statements

(unaudited)

	Three months ended		Years ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Revenues	9,212,228	7,133,066	25,837,917	24,189,803
Cost of revenues	7,508,819	6,034,146	20,122,281	17,563,594
Gross Profit	1,703,409	1,098,920	5,715,636	6,626,209
	18%	15%	22%	27%

Operating expenses	1,959,022	2,905,438	8,461,306	12,486,814

Earnings / (Loss) from opearations	(255,613)	(1,806,518)	(2,745,670)	(5,860,605)

Non-operating income (expense)
Interest expense	(439,967)	(329,380)	(1,497,469)	(704,230)
Interest expense - amortization of convertible debentures	-	(537,287)	-	(1,333,520)
Contigent Consideration - Purchase Price	-	-	(155,000)	-
Write-down of investment	-	-	(310,000)	(505,766)
Unrealized exchange loss	(397,292)	-	(397,292)	-
Other income (expense)	(20,941)	42,016	31,736	53,548
Total non-operating income (expenses)	(858,200)	(824,651)	(2,328,025)	(2,489,968)

Comprehensive income / (loss)	$(1,113,813)	$(2,631,169)	(5,073,695)	$(8,350,573)

Loss per share:
Net loss per share - basic and diluted	(0.24)	(0.57)	(1.06)	(1.90)

About urban-gro, Inc.

urban-gro, Inc. (NASDAQ: UGRO) is a leading engineering design and services company focused on the commercial horticulture market. We engineer and design commercial Controlled Environment Agriculture (“CEA”) facilities and then integrate complex environmental equipment systems into these high-performance facilities. Operating in the global market, our custom-tailored approach to design, procurement, and equipment integration provides a single point of accountability across all aspects of growing operations. Visit urban-gro.com to learn more.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2020. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

urban-gro Investor Relations Contact:

Jenene Thomas

Chief Executive Officer

JTC Team, LLC

T: 833.475.8247

investors@urban-gro.com

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